Exhibit 10.1

The Jacksonville Bank Executive Officer Incentive Plan

The Jacksonville Bank

Executive Officer Incentive Plan

As Approved by the Board of Directors on	July 28, 2015

The Jacksonville Bank Executive Officer Incentive Plan

Introduction

The Jacksonville Bank (the “Bank”) is committed to rewarding Bank Executive Officers for their contributions to the Bank’s success.  For purposes of this document, the Bank also refers to the consolidated financial statements for Jacksonville Bancorp, Inc.  The Plan is designed to:

▪	Communicate expectations in terms of Bank-wide as well as personal business goals and results.

▪	Recognize and reward achievement of the Bank's and personal annual business goals.

▪	Motivate and reward high performance.

▪	Attract and retain talent needed for the Bank's success.

▪	Encourage teamwork and collaboration among the executives and the various Bank departments.

▪	Ensure incentives are appropriately risk-balanced (i.e., do not unintentionally motivate inappropriate risk taking).

Effective Date

The Plan is effective January 1, 2015.

Performance Period / Plan Year

The performance period is January 1st through December 31st (the “Plan Year”).

Plan Administrator and Responsibilities of Delegate

The Plan is authorized and administered by the Compensation Committee (the “Plan Administrators,” also the “Committee”).  The Committee administers and approves plan payments for all Named Executive Officers (“NEO”) so designated during each Plan Year by the Board of Directors.  Administration of the Corporate Officer Incentive Plan is delegated to the CEO.  For purposes of this document, the Committee and CEO will be referred to as the “Plan Administrators,” which references this division of authority.  The initial participants in the Plan shall be the CEO, President, Chief Financial Officer and the Chief Credit Officer.

The Committee, upon receiving and reviewing recommendations of the CEO, approves Bank goals and any Team/Individual goals for the NEOs.  Changes or adjustments to Bank goals may be submitted by the Committee or CEO and require Committee approval.  Examples include adjustments due to mergers, dispositions or other corporate transactions, changes in laws or accounting principles or other events that would, in the absence of some adjustment, frustrate the intended operation of the Plan.

The Plan Administrators have the authority to interpret the Plan and make adjustments as necessary for its proper administration.  Determination by the Plan Administrators is final and binding.  Any material modifications to the Plan and Plan termination must be approved by the Committee.

In the role of the Committee’s delegate, the CEO is responsible for submitting a participant list to the Committee at the beginning of the Plan Year.  The schedule should provide the participants’ name, title, incentive opportunity and goal weightings.  At the time of payment, the CEO is responsible to submit individual plan payments for NEOs to the Committee for approval prior to payment and to report the aggregate amount of all award payouts for the Plan Year.

The Jacksonville Bank Executive Officer Incentive Plan

In its sole discretion, the Committee may waive, change, amend or discontinue the Plan as it deems appropriate.

Participation

The Committee approves NEO participation in the Plan.  Teammates will be notified in writing by the CEO of their eligibility to participate in the Plan.

A teammate may become a new participant during the Plan Year if newly hired or transferred into an NEO position.  The Plan Administrators reserve the right to make the final determination of new/transferred participation and eligibility during the Plan Year.  Eligibility begins after the first full month worked (e.g., someone with a hire date of August 15th is eligible effective October 1st since September would be the first full month worked).

Incentive Award Opportunities

Each participant is assigned a target incentive award opportunity, calculated as a percentage of base earnings for the Plan Year.  Award opportunities may vary based on participant roles/levels and are approved by the Plan Administrators at the beginning of the Plan Year or when the participant becomes eligible to participate in the Plan.

Base earnings are defined as the base salary actually earned during the course of the year.  Base earnings do not include any bonuses, commissions, reimbursed expenses, employer credits or contributions to nonqualified compensation plans (other than salary reduction contributions such as 401(k) plans, health and welfare plans or nonqualified deferred compensation plans), or any additional cash or noncash compensation.

The Jacksonville Bank Executive Officer Incentive Plan

Establishment of Performance Measures, Goals, Weightings and Definitions

Performance measures, goals, weightings and definitions are approved by the Plan Administrators at the beginning of the Plan Year.  For purposes of this Plan, these terms have the following meanings:

Performance Measures – The criteria for which awards may be paid.  Performance measures may be financial or non-financial.

Goals – Identifies the specific results required to achieve a certain level of performance.  Goals may be quantitative or qualitative.  For each performance measure, a target goal is established as described below.

▪	Threshold – is the minimum level of performance for which an award is paid. A payment at threshold should result in a below market payout. If performance is below threshold, the payout is zero. Performance at threshold results in a maximum payment equal to 75% of the targeted incentive opportunity. The final % is determined by the evaluation of performance from both an overall Bank standpoint coupled with the evaluation of the individual performance goals.

•	Target – is the expected level of performance. A payment at target should result in an at market payout. Performance at target results in a maximum payment equal to 100% of the targeted incentive opportunity. The final % is determined by the evaluation of performance from both an overall Bank standpoint coupled with the evaluation of the individual performance goals.

▪	Stretch – is considered outstanding performance. A payment at stretch should result in an above market payout. Performance at stretch results in a maximum payment equal to 125% of the participant’s targeted incentive opportunity, which is the highest amount to be paid under the Plan. The final % determination is determined by the evaluation of performance from both an overall Bank standpoint coupled with the evaluation of the individual performance goals.

Weightings – Weightings are used to differentiate the relative importance/priority of the performance measures.

Definitions – Each performance measure is defined at the beginning of the Plan Year.  Qualitative measures should carry, at a minimum, a general description of the criteria which will be reviewed in order to make an assessment regarding performance.

Plan Funding

In order for any participant to receive a payout under the Plan, the Bank must achieve a minimum of 75% of budgeted pre-tax net income for the Plan Year.  The budget shall be established at the beginning of the fiscal year and is subject to adjustment for any special items which will serve to frustrate the intended operation of the Plan items, such adjustments due to mergers, dispositions or other corporate transactions, reversal of reserves, changes in laws or accounting principles or other events.

The Jacksonville Bank Executive Officer Incentive Plan

Award Criteria

Award payouts are based on achieving Bank goals and for most positions, Team/Individual goals.  Goals are communicated using a balanced scorecard, and results are measured at the end of the Plan Year.  The following provides an example of the scorecard:

Performance Measures	Weight	Threshold (75% payout)	Target (100% payout)	Stretch (125% payout)
Goal #1	x%	TBD	TBD	TBD
Goal #2	x%	TBD	TBD	TBD
Goal #3	x%	TBD	TBD	TBD

Determination of Payout Level

At the end of the Plan Year, actual performance is compared to the established goals.  Award payouts are based on a participant’s base earnings and performance against the established goals.  Performance between threshold and target and target and stretch are interpolated to reflect the actual performance within the pre-defined goal payout percentages.

Award Payouts

Awards will be paid no later than March 15th following the end of the Plan Year.  Awards will be paid out as a percentage of a participant’s annual base earnings as of December 31st.

Awards paid in cash are considered taxable income to participants in the year paid and will be subject to tax withholding (ordinary income and employment taxes).

Participants must be employed on a full- or part-time basis on the last day of the Plan Year (i.e., December 31st), unless retired, deceased or disabled.  Participants on a performance improvement plan applicable to the Plan Year are not eligible for a payout.

New Hires, Reduced Work Schedules, Promotions and Transfers

New hires that meet the eligibility criteria and are hired prior to October 1st of the Plan Year will receive a pro-rated award based on the number of days worked during the Plan Year.  New hires employed by the Bank on or after October 1st are not eligible to receive an award for the current Plan Year.

NEOs that are promoted or change roles where they become eligible or ineligible for an award or experience a change in incentive opportunity will be paid out on a pro-rated basis using their status and the effective date of the promotion or role change.  Award amounts will be calculated using the participant’s base earnings and the incentive target for the applicable period.

Participants that have an approved leave of absence are eligible to receive a pro-rated award calculated using their time in active status as permitted by the Family Medical Leave Act or other applicable state and federal laws and regulations.

The Jacksonville Bank Executive Officer Incentive Plan

Termination of Employment

To encourage retention, a participant must be actively employed at the time of payment to receive an award.  Participants who terminate employment during the Plan Year will not be eligible to receive an award.  Participants who have given notice of resignation or notice of termination during the Plan Year or at the time of payment are not eligible to receive an award.

Plan Documentation

Participants will receive documentation at the beginning of the Plan Year indicating their incentive opportunities and their specific performance measures, weightings and goals for the Plan Year.  Participants subject to the Plan’s clawback policy will receive notification.  Participants will also receive a copy of this Plan Summary and any subsequent changes upon becoming a Plan participant.

No Entitlement to Incentive Compensation

Each Plan participant is eligible for a payout under the Plan only upon attainment of certain performance objectives defined under the Plan and after the approval of the award by the Plan Administrators.

Participants Rights not Assignable

Any participant awards shall not be subject to assignment, pledge or other disposition, nor shall such amounts be subject to garnishment, attachment, transfer by operation of law, or any legal process. Nothing contained in this Plan shall confer upon any participant any right to continued employment, nor does the Plan affect the right of the Company to terminate a Plan participant’s employment.  Participation in the Plan does not confer rights to participation in other Bank programs, including annual or long-term incentive plans, nonqualified retirement or deferred compensation plans or other perquisites.  Participants in this Plan are not entitled to incentive compensation payments under any other Bank plan.

The Jacksonville Bank Executive Officer Incentive Plan

Clawback

In the event that an award payout is due to error, omission or fraud (as determined by the Committee), the participant shall reimburse the Bank for part or the entire incentive award made to such participant on the basis of having met or exceeded specific targets for performance periods (amount as determined by the Plan Administrators).  For purposes of this policy, (i) the term “incentive awards” means awards under the Plan, the amount of which is determined in whole or in part upon specific performance targets relating to the financial results of the Bank; and (ii) the term “participant” means current or former participants  in the Plan.  The Bank may seek to reclaim incentives within a three-year period after the date of the incentive payout.  Reimbursement may be fulfilled through reductions in compensation or other payments to the participant.

Risk Mitigation

The Bank seeks to appropriately balance risk with financial rewards in the Plan design and implementation. The compensation arrangements in this Plan are designed to be sufficient to incent participants to achieve approved strategic and tactical goals while at the same time not be excessive or lead to material financial loss to the Bank.

Awards may be reduced or eliminated if after a review of the Bank’s performance, the Committee considers it imprudent to provide awards under this Plan.

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this Plan or any questions as to the correct interpretation of any information contained therein, the Bank's interpretation expressed by the Committee will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the participant to disciplinary action up to and including termination of employment.  In addition, any incentive compensation as provided by this Plan to which the participant would otherwise be entitled will be revoked or, if paid, the participant will be obligated to repay any incentive award earned during the award period in which the wrongful conduct occurred regardless of employment status.

Severability

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

The Jacksonville Bank Executive Officer Incentive Plan

Choice of Law

The Plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the state of Florida, except to the extent preempted by federal law.

Plan Approval

IN WITNESS WHEREOF, the parties have executed and approved the Plan effective as of July 28, 2015.

/s/ Kendall Spencer
Chief Executive Officer

/s/ Valerie Kendall
Corporate Secretary (attesting to approval by the Board of Directors)

This Plan is proprietary and confidential to the Bank and its employees and should not be shared outside the organization other than as required by regulations and disclosure requirements.  This is a summary of the Executive Officer Incentive Plan and is not a formal legal document.